Exhibit 10.13

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT made effective as of the 28th day of October, 2011,

BETWEEN:

ANGELO SCOLA, Businessperson, of 10 Yosemite Valley Road, Watch Hill, Rhode Island, 02891229

(“Angelo”)

AND:

PIONEER EXPLORATION INC., a company incorporated under the laws of the State of Nevada and having its executive office at 750 West Pender Street, Suite #202, Vancouver, British Columbia, V6C 2T7

(the “Company”)

WHEREAS:

A.           Angelo is the registered and beneficial owner of all of the issued and outstanding shares of IBA Green Inc. (the “Purchased Shares”);

B.           Angelo wishes to sell, and the Company wishes to purchase from Angelo, all of the Purchased Shares on the terms and conditions herein set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of $1.00 and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

INTERPRETATION

1.	In and for the purpose of this agreement:

a.
“Assets” means the assets set out in the attached Schedule 1.a., including all of the Equipment, structures, erections, appurtenances, leasehold improvements, machinery, rolling stock and other tangible properties of IBA Green, but excluding the Excluded Assets;

b.
“Bank Account” means any bank account of any kind and nature registered in the name of IBA Green, solely or jointly, including, without limitation, any saving account, chequeing account, or trading account (collectively, referred to as “Bank Accounts” and, individually, as a “Bank Account”);

c.
“Business” means the current business in whole or in part of IBA Green, together with any new business developed by IBA Green or the Company and their affiliates during the Restrictive Period, which will be limited to the business of providing technology or services in the industry of disposal and conversion of waste products, including incinerated ash;

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d.	“Business Day” means a day that is not a Saturday or Sunday and is not a statutory holiday in British Columbia;

e.
“Claim” means any claim, action or cause of action, proceeding, assessment, loss, judgment, amount paid in settlement of actions or claims, liability (whether accrued, actual, contingent or otherwise), costs, deficiency, damage, expense (including, but not limited to, legal fees and disbursements on a solicitor and own client basis) and demand whatsoever (including any liabilities arising from the termination of any employee, or liabilities, claims and demands for income, sales, excise or other taxes) in connection with any litigation, investigation, hearing or other proceeding of any kind and nature (collectively, referred to as “Claims” and, individually, as a “Claim”);

f.	“Closing” means the completion of the sale and purchase of the Purchased Assets pursuant to and in accordance with all of the terms and conditions of this agreement;

g.	“Closing Date” means October 28, 2011, which will be the effective date of this transaction or such later date as the parties may agree to in writing;

h.	“Competition” means:

i.	engaging in the Business within the Territory;

ii.
assisting any Person, whether in a financial, managerial, employment, advisory or other capacity or as a shareholder, member or owner, or by providing information to such Person, in the engaging, remaining or otherwise improving its competitive position in a business identical or substantially similar to the Business within the Territory; or

iii.
owning any interest in or organizing a corporation, partnership, or other business or organization that engages in a business identical or substantially similar to the Business within the Territory; provided that nothing in this definition of Competition will preclude Angelo from holding no more than 5% of the outstanding shares of any reporting corporation listed on an exchange or traded in an over-the-counter market, which may be so engaged in a business identical or substantially similar to the Business;

i.	“Employees” means the employees of IBA Green, as listed in Schedule 3.z.;

j.
“Equipment” means and includes all of the Company’s present and future acquired equipment in which IBA Green has any interest, including, but not limited to, the equipment listed in Schedule 1.a., wherever located, and any documents of title representing any of the foregoing;

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k.	“Excluded Assets” mean the Assets excluded from the Business pursuant to the terms of this agreement as listed in the attached Schedule 1.j.

l.
“Excluded Prepaids” means the Prepaids that IBA Green will no longer receive a benefit from or for after the Closing Date (collectively, referred to as “Excluded Prepaids” and, individually, as an “Excluded Prepaid”), as listed in Schedule 3.o;

m.	“Financial Statements” mean the financial statements of IBA Green with respect to the operation of the Business for the periods ended August 31, 2011 as set out in the attached Schedule 3.l.

n.
“Governmental Authority” means any court or governmental authority of Canada or of any Province of Canada, any political subdivision thereof, including, without limitation, any municipality or local or regional authority and any governmental department, commission, bureau, board or administrative agency;

o.	“IBA Green” means IBA Green Inc., a company incorporated under the laws of the State of Delaware;

p.	“Material Contracts” will have the meaning ascribed to it in Section 3.hh;

q.
“Person” means an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative;

r.
“Prepaid” means any payment in advance by IBA Green to suppliers for Inventory or products not yet delivered or for services not yet rendered (collectively, referred to as “Prepaids” and, individually, as an “Prepaid”);

s.
“Prohibited Contacts” means the solicitation of Business by Angelo, either individually or on behalf of any Person, from any client of IBA Green, which has during the period of Angelo’s ownership of IBA Green paid for services and products from IBA Green in an amount of at least $200;

t.	“Purchase Price” means the price to be paid for the Purchased Shares, as set out in Section 7;

u.	“Restrictive Period” means the period from the Closing Date until five years after Angelo ceases to be an executive officer of both the Company and IBA Green;

v.	“Tax Act” means the Income Tax Act (Canada);

w.	“Territory” means the geographic areas within which IBA Green conducts the Business, and which presently includes, but is not limited to, all States of the United States; and

x.
“to the best of Angelo’s knowledge” means the actual knowledge of matters in respect of which Angelo’s representation or warranty is being rendered and is intended to indicate that during the course of giving his representation or warranty, no information has come to Angelo’s attention that would give Angelo actual knowledge of the existence or absence of such facts or cause Angelo to believe that such facts exist or are absent.

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2.	Schedules: The following are the schedules to this agreement, which are incorporated into and form part of this agreement:

Schedule “1.a” -	Assets
Schedule “1.j”	-	Excluded Assets
Schedule “3.l”	-	Financial Statements
Schedule “3.m”	-	Liabilities
Schedule “3.o”	-	Prepaids and Excluded Prepaids
Schedule “3.r”	-	Leases
Schedule “3.s”	-	Intellectual Property Rights
Schedule “3.t”	-	Insurance
Schedule “3.u”	-	Bank Accounts and Powers of Attorney
Schedule “3.v”	-	Litigation
Schedule “3.bb”	-	Licenses and Permits
Schedule “3.hh”	-	Material Contracts

REPRESENTATIONS AND WARRANTIES

3.
Angelo’s Representations and Warranties.  Angelo represents and warrants to the Company as follows and acknowledge that the Company is relying upon such representations and warranties in connection with the purchase by the Company of the Purchased Shares and that the Company would not have entered into this agreement without such representations and warranties:

a.
Due Incorporation.  IBA Green is duly incorporated and organized, validly exists and is in good standing under the laws of Delaware, is not a reporting company, and has all necessary corporate power and authority to own, lease and operate its Assets and to conduct the Business as and in the places where such Assets are now owned, leased or operated or such Business is now conducted.

b.	Jurisdiction. IBA Green has an address in the State of California at 2700 Newport Boulevard, Suite 190, Newport Beach, California, 92663 and operates the Business from that jurisdiction only.

c.
Due Authorization.  Angelo has due and sufficient right and authority to enter into and deliver this agreement on the terms and conditions set forth in this agreement and to do all such acts and things as may be necessary to give effect to the transactions contemplated hereby, including to transfer the legal and beneficial title and ownership of the Purchased Shares to the Company.  The execution, delivery and performance of this agreement by Angelo does not require any action or consent of, any registration with, or notification to, any Governmental Authority, or any action or consent under any laws to which Angelo is subject.  No approvals or consents are required to be obtained from any Person pursuant to any contracts, agreements, indentures, instruments or commitments to which Angelo is a party or by which he is bound.

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d.	Enforceability of Obligations. This agreement constitutes a legal, valid and binding obligation of Angelo enforceable against him in accordance with its terms.

e.
Absence of Conflicting Agreements.  The execution and delivery of this agreement, the consummation of the transactions contemplated herein, the performance by Angelo of his obligations hereunder and the compliance by Angelo with this agreement does not:

i.	violate, contravene or breach, or constitute a default under the constating documents of IBA Green;

ii.
violate, contravene or breach, or constitute a default under any contract, agreement, indenture, instrument, or commitment to which Angelo may be a party, or the Purchased Shares may be subject, or by which he is bound or affected;

iii.	result in a creation of, or require the creation of, any lien upon any of (a) the Purchased Shares or (b) the Assets or Business of IBA Green;

iv.
give to any Person the right (a) to terminate, cancel, modify, amend, vary or renegotiate a written contract, agreement, indenture, instrument or commitment to which IBA Green may be a party to, or its Assets may be subject, or by which IBA Green or its Assets are bound or affected, or (b) to accelerate or forfeit any term of payment, or (c) to the best of the Angelo’s knowledge, to cause the IBA Green to lose in whole or in part any benefits that would otherwise accrue to it; or

v.	violate, contravene or breach any laws.

f.	Directors and Officers. Angelo is the sole director and officer of IBA Green.

g.	Authorized and Issued Capital. The authorized and issued capital of IBA Green consists of the following shares:

Class	Authorized	Issued & Outstanding
Common Stock	5,000,000	5,000,000

The Purchased Shares represent all of the issued and outstanding shares in the capital of IBA Green.

h.
Title to Purchased Shares.  Angelo is the beneficial owner and holder of record of, and has a good and valid title to, the Purchased Shares as set forth below, free and clear of all liens, claims, charges and encumbrances, and at Closing will transfer to the Company a good and valid title to the Purchased Shares, free and clear of all liens, claims, charges and encumbrances:

Name	Class	Number
Angelo	Common Stock	5,000,000

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The share certificate representing the Purchased Shares is genuine, valid and subsisting and has not been altered and Angelo does not know of any acts or circumstances that may impair the validity of such share certificate.

i.	No Options. There is no:

i.	outstanding security of IBA Green convertible or exchangeable into any share or shares in the capital of IBA Green;

ii.
outstanding subscription, option, warrant, call, commitment or agreement obligating IBA Green to issue any share or shares of its capital or any security or any class or kind, as the case may be, or which in any way relate to the authorized or issued capital of IBA Green;

iii.	agreement (other than this agreement) that grants to any Person the right to purchase or otherwise acquire any share or shares issued and outstanding in the capital of IBA Green; and

iv.	voting trust or voting agreement or pooling agreement or proxy with respect to any of the Purchased Shares.

j.
Proceedings pertaining to Purchased Shares.  There are no actions, suits, claims, trials, demands, investigations, arbitrations or other proceedings (whether or not purportedly on behalf of Angelo or IBA Green) pending, or to the best of Angelo’s knowledge, threatened with respect to or in any manner affecting the Purchased Shares.

k.
Corporate Records.  The respective minute book of IBA Green is complete and accurate and contains copies of all resolutions passed by its shareholders and directors and all proceedings of its shareholders and directors since the date of its incorporation, of which all resolutions have been duly passed.  The share certificates, register of shareholders, and registers of directors of IBA Green are complete.  The financial books and records of IBA Green have been maintained in accordance with sound business practices, and fairly, accurately and completely present and disclose in accordance with generally accepted accounting principles applied on any basis consistent with prior periods and throughout the periods involved (i) the financial position of IBA Green and (ii) all transactions of IBA Green.  All material transactions have been promptly and properly recorded or filed in or with its books and records.

l.
Financial Statements.  The Financial Statements, attached as Schedule 3.l., fairly, accurately and completely present and disclose in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and throughout the periods involved (i) the Assets, liabilities and obligations (whether accrued, contingent or absolute), income, losses, retained earnings, reserves and financial position of IBA Green, (ii) the results of operations of IBA Green, and the source and use of its funds, and (iii) the changes in the financial position of IBA Green, all as at the dates and for the periods specified in the Financial Statements.

The information provided in the Financial Statements is true, correct, and complete, and fully discloses all material financial transactions as at the dates and for the periods specified in the Financial Statements.

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m.
Liabilities.  Except for the liabilities listed in Schedule 3.m., there are no liabilities, contingent or otherwise, of IBA Green, and IBA Green has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any Person.  There are no liabilities of any other party capable of creating a lien or charge on any of the assets of IBA Green except for those liabilities or obligations of IBA Green that are disclosed elsewhere in this agreement.  Except for the indebtedness listed in Schedule 3.m., IBA Green is not indebted to Angelo or any affiliate, director or officer of IBA Green nor any Person affiliated with Angelo, including, without limitation, for any shareholder loan or accrued wages.

n.
Accounts Receivable.  To the best of Angelo’s knowledge none of the accounts receivable of IBA Green as of the Closing Date have been paid in part or in full by the clients and none of the clients have disputed any of those accounts receivable.

o.
Prepaids.  The Prepaids listed in Schedule 3.o. represent all of the Prepaids and the Excluded Prepaids as of the Closing Date, and to the best of Angelo’s knowledge IBA Green has been credited for the full amount of each Prepaid and IBA Green does not have to satisfy any further conditions to receive the full benefit of each Prepaid, with the exception of the Excluded Prepaids, which IBA Green will not receive any further benefit from the Excluded Prepaids after the Closing Date and for which IBA Green will not have to make any further payment for.

p.	Ownership of Assets. With respect to the ownership of the Assets:

i.	IBA Green has good and marketable title to the Assets;
ii.	there are no liens or encumbrances registered or pending to be registered against any Asset;
iii.	neither Angelo nor any third party has any beneficial interest in any Asset;
iv.	neither Angelo nor any third party own any Asset used in the Business;
v.	all Assets are used in the Business; and
vi.	no other Assets are necessary to operate the Business.

q.
Conditions and Sufficiency of Assets.  All of the Assets are (i) seized in good operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repairs (except for ordinary or routine maintenance or repairs that are not material in nature or costs), and (iii) adequate and sufficient for the continuing conduct of the Business of IBA Green as now conducted.

r.
Leases.  Schedule 3.r. lists all leases to which IBA Green is a party to or its Assets are subject.  All such leases are in good standing and in full force and effect without amendment thereto, and IBA Green is entitled to all benefits under such leases.

s.
Intellectual Property Rights.  Schedule 3.s. describes (i) all registered patents, trademarks, industrial designs, trade name, service names and copyrights used by IBA Green and (ii) all pending applications for intellectual property rights used by IBA Green in connection with the Business, none of which have been opposed or held unenforceable.  Each of the aforesaid intellectual property rights is valid, subsisting and enforceable and each such intellectual property right is duly recorded in the name of IBA Green, and IBA Green is the absolute owner and has the sole and exclusive right to hold and use the said intellectual property right without the making of any payment to others or the obligation to grant rights to others in exchange, except as set out therein.

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To the best of Angelo’s knowledge, the operations of IBA Green does not infringe in any respect upon the intellectual property rights of any Person and no Person has claimed or threatened to claim the right to use any intellectual property rights set forth in Schedule 3.s. (annexed here) or to deny the right of IBA Green to use the same.  There are no registered patents, trademarks, industrial design, tradenames, service names or copyrights other than those set forth in Schedule 3.s. which are owned or used by IBA Green or required to be used in the business, and the only Persons who have any right to use any of the aforesaid intellectual property rights are set forth in Schedule 3.s.  IBA Green does not conduct nor has it conducted its business under any name other than its corporate name.

To the best of Angelo’s knowledge, IBA Green does not use intellectual property rights of any Person, including, without limitation, any shareholder, director, officer or employee of IBA Green without such Person’s written permission.

To the best of Angelo’s knowledge, none of the products or services manufactured, marketed or sold by IBA Green requires or uses intellectual property rights not owned by, or licensed to IBA Green.

No proceeding for infringement of the intellectual property rights of any Person is pending, or, to the best of Angelo’s knowledge, threatened against IBA Green.

All intellectual property owned or used by IBA Green is unencumbered and no fact, condition or circumstance exists which, after notice or lapse of time or both, would constitute a default or breach of any agreement or license with respect to any intellectual property.

t.
Insurance.  IBA Green maintains insurance with responsible and reputable insurers in such amounts and covering such risks as are generally maintained by like businesses including, without limitation, such insurance as is required by the laws.

Schedule 3.t. sets forth all policies of such insurance currently maintained by or for IBA Green, together with a complete list of all pending claims under any such policies.  The coverage under each such policy is in full force and effect and IBA Green is in good standing under such policies, and all premiums due for the period of coverage of such policies has been paid in full.  IBA Green has not received from any insurer any notice of cancellation or non-renewal or any notice relating to any defect in any of the properties of IBA Green, or any breach of contract, policy or policy application in connection with any properties of IBA Green.

IBA Green has not received notice of, and Angelo has no knowledge of, any fact, condition or circumstance which might reasonably form the basis of any claim against IBA Green which (i) is not fully covered by insurance (subject to deductibles) maintained by or for IBA Green, or (ii) would result in any increase in insurance premiums payable by IBA Green.

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u.	Bank Accounts and Powers of Attorney. Schedule 3.u. sets forth:

i.	The location and account type of each Bank Account of IBA Green;

ii.	the name of each Person with whom each of the IBA Green maintains an account or safety deposit box and the names of the Persons authorized to draw thereon or to have access thereto; and

iii.	the name of each Person holding a general or special power of attorney from IBA Green and a summary of the terms thereof.

v.	Litigation. Except as set out in Schedule 3.v., there are no other:

i.
actions, suits, claims, trials, demands, investigations, arbitrations, and other proceedings on behalf of IBA Green pending, or to the best of Angelo’s knowledge, threatened against, with respect to, or affecting in any manner, IBA Green, or any of its respective Assets; and

ii.	outstanding judgements, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting, IBA Green or its respective Assets.

IBA Green is not in default with respect to any judgement, order, notice, writ, injunction, decision, ruling, decree or award of any Governmental Authority.

w.
No Dividends.  IBA Green has (i) since the date of its respective Financial Statements, reserved, declared, made or paid any dividend or redeemed, retired, repurchased or otherwise acquired shares of its capital stock or other corporate security, or (ii) agreed to reserve, declare or pay to shareholders of record prior to the time of Closing on the Closing Date any dividend or to redeem, retire, repurchase or otherwise acquire shares of its capital stock or other corporate security.

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x.
No Default Under Agreements.  IBA Green (i) is in good standing and entitled to all benefits under, (ii) has performed all obligations required to be performed under, and (iii) is not in default under, or breach of, any written or oral contracts, agreements, indentures, instruments, commitments, licenses and permits.

There exists no fact, condition or circumstance which, after notice or lapse of time or both, would constitute such a default or breach of any of the aforesaid contracts, agreements, indentures, instruments, commitments, licenses or permits.

No party to a contract, agreement, indenture, instrument, or commitment with IBA Green is in default under, or in breach of, any such contract, agreement, indenture, instrument or commitment and there exists no circumstance or fact which, after notice or lapse of time or both, would result in a default or breach by such other party under such contract, agreement, indenture, instrument or commitment.

y.
Tax Matters.  IBA Green has correctly prepared and duly and punctually filed all tax returns required to be filed by it and has paid all taxes (including payments to be made on account of estimated tax liability) that are due and payable in any taxation year ending on or prior to the Closing Date and made adequate provision (including provision for interest payable) in its Financial Statements for the payment of all taxes not due or payable for any taxation year ending on or prior to the Closing Date.

All tax returns that have been previously filed by IBA Green are true, correct and complete.

With respect to any period up to and including the Closing Date for which returns have not yet been filed or for which taxes are not yet due and payable, IBA Green has only incurred liabilities for taxes in the ordinary course of its business.

IBA Green has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all taxes and other deductions required to be withheld and has paid or made adequate provision for the payment of any such amounts to the proper receiving authorities.

IBA Green is not subject to and, to the best of Angelo’s knowledge, will not be subject to, after the Closing Date, any assessments, levies, penalties or interest with respect to taxes that should result in any liability on its part in respect of any period ending on or prior to the Closing Date in excess of the amount provided for and reserved against in its Financial Statements.  Angelo is not aware of any contingent tax liabilities or any grounds for reassessment by any tax agency.

There are no Claims regarding any tax matters related to IBA Green and the Business, and IBA Green has not waived any statutory time limits for any tax assessment.

z.
Employee Matters.  IBA Green has complied with all laws relating to the employment of labour, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, health, and safety and industrial accidents.  Schedule 3.z. lists the employees of IBA Green as of the Closing Date.

None of the directors, officers, employees and agents of IBA Green are covered by any written or oral contract, agreement, indenture, instrument or commitment providing for a specified notice of termination of fixed term of employment.  There are no directors, officers, employees or agents of IBA Green who cannot be dismissed upon such notice as is required by law.  There are no obligations to pay benefits or share profits that survive the termination of employment.

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There are no written employment, service, union, agency, consulting, termination or severance contracts and agreements that IBA Green has entered into with or for any or all of its present or past shareholders, directors, officers, employees and agents.

There are no plans or policies regarding pension, benefit, vacation or disability payments in existence that IBA Green is required to comply with for any present or past shareholders, directors, officers, employees and agents.

IBA Green is not or has never been a party to any collective bargaining agreement or other labour contract.  There has never been and there is not presently pending or existing any strike, slowdown, picketing, work stoppage, labour arbitration or proceeding in respect of the grievance of any employee or other labour dispute against or affecting IBA Green.  No application for certification of a collective bargaining unit has been instituted or is pending or threatened.  No fact, condition or circumstance exists that could provide the basis for any work stoppage or other labour dispute.  There is no lock-out of any employee by IBA Green, nor is any such action contemplated by any of them.

aa.
Compliance with Laws.  IBA Green has complied and continues to comply with all laws, statutes, regulations, by-laws, and applicable court orders, including the zoning for the property located at 2700 Newport Boulevard, Suite 190, Newport Beach, California, 92663, which is zoned to permit the operation of the Business.

To the best of Angelo’s knowledge, he is not aware of any pending change in statutes, regulations, or bylaws (including zoning) that will render any part of the Business illegal or non-compliant.

bb.
Licenses and Permits.  IBA Green has, and is in full compliance with and entitled to all of the benefits under, all licenses and permits of or which any Governmental Authority necessary or required by all laws for the ownership or use of its Assets, or to conduct the business, and each of them has been validly issued and is in full force and effect.

No past or present fact, condition or circumstance has occurred to create, and the execution and delivery of this agreement and its performance will not create, any right to terminate, cancel, modify, amend, revoke or expire any such license or permit.

Schedule 3.bb. describes the licenses and permits issued in each such jurisdiction to IBA Green.

cc.
Environment.  To the best of Angelo’s knowledge, IBA Green and, as related to or connected with the Business, Angelo have at all times conducted, held and used, and are continuing to conduct, hold and use their affairs, Business, and Assets in accordance with, and not in violation of or non-compliance with any and all applicable environmental laws or any permits, and there is no past or present fact, condition or circumstance relating to IBA Green or, as related to or connected with the Business, Angelo, or to the Business that would result in any liability or potential liability under any environmental law.

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dd.
No Guarantees.  IBA Green is not party to or bound either absolutely or on a contingent basis by any comfort letter, understanding or agreement of guarantee, indemnification, performance bond, assumption or endorsement or any like commitment with respect to the liabilities or obligations of any Person (whether accrued, absolute or contingent), except in the ordinary course of business.

ee.
No Change.  Except as disclosed elsewhere in this agreement, since the date of its Financial Statements, there has not been any material adverse change in the Business or Assets of IBA Green or any event, condition, or contingency that is likely to result in such adverse change.

ff.
No Unusual Transactions.  Except for anything contained in this agreement and the Schedules annexed hereto, since the date of its Financial Statements, IBA Green has conducted the Business and its affairs in the ordinary course and, without limiting the generality of the foregoing, has not:

i.
incurred or discharged any secured or unsecured liability or obligation (whether accrued, absolute or contingent) other than liabilities and obligations disclosed in its Financial Statements and liabilities and obligations incurred since the date of the Financial Statements, in the ordinary course of business;

ii.	waived or cancelled any claim, account receivable, trade account or material right or made any gift;

iii.	made any capital expenditure not in the ordinary course of business;

iv.	issued or sold any shares of its capital stock or any warrants, rights, bonds, debentures, notes or other corporate security;

v.	entered into any transaction, contract, agreement, indenture, instrument or commitment other than in the ordinary course of business;

vi.	suffered any extraordinary losses whether or not covered by insurance;

vii.	modified its constating instruments or capital structure;

viii.	reserved, declared or paid any dividend or redeemed, retired, repurchased or purchased or otherwise acquired shares of its capital stock or any other corporate security;

ix.	suffered any material shortage, cessation or interruption of Inventory shipments, supplies or ordinary services;

x.
made (a) any change in the rate or form of compensation or remuneration payable to or to become payable to any of its shareholders, directors, officers, employees, licensors, licensees, franchisors, franchisees, distributors, agents, or suppliers, or (b) any bonus or other incentive payments or arrangements with any of its shareholders, directors, officers, employees, licensors, licensees, franchisors, franchisees, distributors, agents, suppliers or customers;

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xi.	removed any of its directors and auditors or terminated any of its officers;

xii.	terminated, cancelled, amended, modified, altered or varied any Material Contract;

xiii.	made any change in its accounting principles and practices as utilized in the preparation of the Financial Statements;

xiv.	changed the Business or the manner in which it conducts the Business;

xv.
failed promptly (a) to comply with any laws, (b) to duly and punctually file all reports and returns required to be filed by any laws or benefit plans, and (c) to pay or provide for the payment of all taxes due and payable;

xvi.	voluntarily permitted any Person to subject any Asset to any additional lien;

xvii.	made any loan or advance, or assumed, guaranteed, endorsed or otherwise became liable with respect to the liabilities or obligations of any Person;

xviii.	purchased or otherwise acquired any corporate security or proprietary interest in any Person;

xix.	granted to any customer any special allowance or discount, or changed its pricing, credit or payment policies;

xx.	incurred any indebtedness other than trade creditors in the ordinary course of business;

xxi.	amended, modified, varied, altered or otherwise changed any benefit plans;

xxii.	taken any action outside the ordinary course of business;

xxiii.	purchased, sold, leased or otherwise disposed of any of its Assets;

xxiv.
failed to maintain in full force and effect insurance policies on all of its Assets providing coverage comparable to the coverage and amounts of coverage provided under its policies of insurance in effect on the date hereof;

xxv.	failed to duly and punctually perform all of its contractual obligations in accordance with the terms thereof;

xxvi.	failed to maintain and keep its Assets in good condition and working order, except for ordinary wear and tear;

xxvii.	modified or changed its business organization or its relationship with its suppliers, customers, clients, and others having business relations with it; and

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xxviii.	authorized, agreed or otherwise committed to any of the foregoing.

gg.
No Broker. None of the IBA Green or any of its respective shareholders, directors, officers, employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this agreement or any transaction contemplated by this agreement.

hh.
Material Contracts.  Schedule 3.hh. describes all Material Contracts to which IBA Green is a party or by which it is bound other than those Material Contracts described in other Schedules annexed hereto.  For the purposes of this agreement, the phrase “Material Contracts” will mean all written or oral:

i.
contracts, agreements, indentures, instruments and commitments (a) arising in the ordinary course of business and providing for the payment in any 12 month period of $10,000 or more in one instance or in the aggregate, or (b) not arising in the ordinary course of business;

ii.
loan and credit agreements, revolving credit agreements, security agreements, guarantees, notes, agreements evidencing any lien, conditional sales, leasing agreements, sale-lease back agreements, or title retention agreements;

iii.
purchase orders and other contracts and commitments for the future purchase of materials, supplies or equipment in excess of the requirements for normal operating inventories or for business now booked;

iv.	agreements relating to intellectual property rights;

v.	contracts, agreements, indentures, instruments or commitments by and between IBA Green and Persons with whom it is not dealing at arm’s length within the meaning of the Tax Act;

vi.	government contracts, tenders or bids;

vii.	contracts subject to renegotiation, renewal or review;

viii.	agreements of non-competition, non-disclosure and/or confidentiality;

ix.	franchise, distribution, license or consignment contracts or agreements;

x.	sales, agency or advertising contracts or agreements;

xi.	leases under which IBA Green is the lessor;

xii.	management or service contracts or agreements, and contracts and agreements with independent contractors and sub-contractors;

Exhibit 10.13 - Page - 14

xiii.
purchase orders accepted by or on behalf of IBA Green (a) providing in one instance or in the aggregate for the shipment of product and/or the performance of services having a listed price of more than $10,000, or (b) in respect of which IBA Green has been paid in advance or has received any prepayment; and

xiv.	discount policies and practices.

ii.
Burdensome Provisions.  Except for (i) anything contained in this agreement and the Schedules annexed hereto, and (ii) laws of general application, there are no contracts, agreements, indentures, instruments, commitments, licenses, permits or laws that materially adversely affect IBA Green.

jj.	Stand Alone. Except for those employees of IBA Green, no part of the business of IBA Green is conducted through any Person other than IBA Green.

kk.
Copies.  All copies of documents provided or caused to be provided by Angelo and IBA Green, including, without limitation, those annexed hereto as Schedules, to the Company or their legal, accounting and other representatives are true, complete and correct copies of the originals.

ll.
Full Disclosure.  Angelo has made or caused to made due inquiry with respect to each covenant, agreement, obligation, representation and warranty contained in this agreement, the Schedules and any certificates or other documents referred to herein or furnished to the Company pursuant to hereto, and none of the aforesaid covenants, agreements, obligations, representations, warranties, Schedules, certificates or documents contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

mm.	Delivery of Documents. Angelo will sign and deliver all such documents and other instruments as are required to be signed and delivered by Angelo pursuant to this agreement.

Except as disclosed in this Section 3, or as set forth in the Schedules annexed hereto, to the best of Angelo’s knowledge there is no material adverse fact which (i) materially and adversely affects the Business, operations or Assets of IBA Green or the ability of Angelo to perform this agreement, or (ii) relates to the Business and might reasonably be expected to deter a Person carrying on like business from consummating the transactions contemplated by this agreement.

4.
Company’s Representations and Warranties.   The Company represents and warrants to Angelo as follows and acknowledges that Angelo is relying on such representations and warranties in connection with the sale by Angelo of the Purchased Shares and that Angelo would not have entered into this agreement without such representations and warranties:

a.
Due Incorporation.  The Company is duly incorporated and organized, validly existing and in good standing under the laws of Nevada, and has all necessary corporate power and authority to own, lease and operate its properties and to conduct its business as and in the places where such properties are now owned, leased or operated or such business is now conducted.

Exhibit 10.13 - Page - 15

b.
Due Authorization.  The Company has the necessary corporate power and authority to enter into and deliver this agreement on the terms and conditions set forth in this agreement and to do all such acts and things as may be necessary to give effect to the transactions contemplated in this agreement.  The execution, delivery and performance of this agreement by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on its part.  Such execution, delivery and performance by the Company does not require any action or consent of, any registration with, or notification to, any Governmental Authority, or any action or consent under any laws to which the Company or its properties are subject.

c.	Enforceability of Obligations. This agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with the terms of this agreement.

d.
Absence of Conflicting Agreements.  The execution and delivery of this agreement, the consummation of the transactions contemplated in this agreement, the performance by the Company of its obligations hereunder and the compliance by the Company with this agreement do not:

i.	violate, contravene or breach, or constitute a default under the constating instruments or by-laws of the Company;
ii.
violate, contravene or breach, or constitute a default under any contract, agreement, indenture, instrument, or commitment to which the Company is a party to or subject or by which it is bound or affected; and

iii.	result in the violation of any laws.

e.
No Broker. Neither the Company nor any of its respective shareholders, directors, officers, employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this agreement or any transaction contemplated by this agreement.

f.	Delivery of Documents. The Company will sign and deliver all such documents and other instruments as are required to be signed and delivered by the Company pursuant to this agreement.

5.
Survival of Representations and Warranties.   The representations and warranties contained in this agreement will survive the completion of the transactions contemplated by this agreement and, notwithstanding such completion or any investigation made by or on behalf of the Company, will continue in full force and effect for a period of five years from the Closing Date except:

a.	any representation and warranty in respect of which a claim based on fraud is made, which in each case will be unlimited as to duration; and

b.
the representations and warranties made with respect to taxation matters, which will survive for a period of seven years from the Closing Date notwithstanding any independent investigation by the Company.

Exhibit 10.13 - Page - 16

PURCHASED SHARES AND PURCHASE PRICE

6.
Purchased Shares.  Subject to the terms and conditions of this agreement and based on the representations and warranties of the parties as set forth in this agreement, on the Closing Date (as defined in Section 11) Angelo will sell, assign and transfer to the Company and the Company will purchase from Angelo the Purchased Shares.

7.	Purchase Price. The purchase price payable to Angelo for the Purchased Shares will be the aggregate sum of $3.85 million (the “Purchase Price).

8.	Payment of Purchase Price. The Purchase Price will be paid and satisfied by the Company issuing 38.5 million restricted common shares in the capital of the Company to Angelo or his nominee.

9.
Assets.  Included in the Assets on Closing will be all of the assets currently used in the operations of the Business, including, without limitation, all Equipment, cash, licenses, permits, contracts, patents, copyrights and all other intellectual property, client lists, goodwill, other tangible and intangible assets, and all accounts receivable that are due and owing as of the Closing Date.

10.
Liabilities.  At Closing, IBA Green will not have any accrued and unpaid liabilities or any other liabilities of any nature whatsoever, whether known or unknown, contingent or absolute, except for those liabilities or obligations of IBA Green that are disclosed in Schedule 3.m.

CLOSING

11.
Closing.  The completion of the transaction of purchase and sale contemplated in this agreement (the “Closing”) will take place at a time and place to be mutually agreed upon by the parties and will be effective as of 11.59 a.m. on October 28, 2011 (the “Closing Date”).

12.	Angelo’s Documents. At the Closing, Angelo will tender to the Company:

a.	the share certificate representing the Purchased Shares, duly endorsed for transfer;

b.
a certified copy of the resolutions of the directors of IBA Green authorizing the transfer of the Purchased Shares and authorizing the issuance of a new share certificate in the name of the Company representing the Purchase Shares;

c.
all corporate records and seals and books of account of IBA Green including, without limiting the generality of the foregoing, record books, share register books, share certificates and annual reports for IBA Green;

d.	possession of the Assets and any title documents for the Assets; and

e.	all such other documents and instruments as the Company may reasonably request.

13.	Company’s Documents. At the Closing, the Company will tender to Angelo:

Exhibit 10.13 - Page - 17

a.
a certified copy of the resolutions of the directors of the Company authorizing the purchase of the Purchased Shares and authorizing the execution, delivery and implementation of this agreement and all documents to be delivered by the Company pursuant hereto;

b.	the share certificate representing 38.5 million restricted common shares in the capital of the Company registered in the name of Angelo or his nominee; and

c.	all such other documents and instruments as Angelo may reasonably request.

COVENANTS

14.	Covenants of Angelo. Angelo covenants and agrees with the Company as follows:

a.
all of the representations and warranties set forth in Section 3 will be true and correct at the Closing Date notwithstanding any investigations or enquiries made by the Company prior to the Closing Date or the waiver of any condition by the Company;

b.	that the following condition precedents will be complied with or satisfied prior to Closing:

i.	no laws are passed prior to Closing that would adversely affect the Business or the right of the Company to the full enjoyment of the Assets or Business;
ii.	no adverse condition or action affecting the Business or the Assets that would materially adversely affect or reduce the value of the Business or the Assets as a whole;
iii.	no damage by fire, negligence, or otherwise to the Assets that materially affect the use of the Assets or the Business; and
iv.	no court action prohibiting the purchase of the Purchase Shares or materially prohibiting or adversely affecting any right of the Company to carry on the Business;

c.	at Closing Angelo will have performed all of his obligations under this agreement that are required to be performed at or before Closing, and will not be in breach of any of those obligations; and

d.	on the Closing Date Angelo will, or will cause IBA Green to, perform and deliver each of the matters specified in Section 12 to be performed or delivered by or on behalf of Angelo at Closing.

15.	Waiver by the Company. The covenants provided by Angelo in Section 14 are for the sole benefit of the Company and can be waived by the Company without prejudice.

16.	Covenants of the Company. The Company covenants and agrees with Angelo as follows:

a.
all of the representations and warranties set forth in Section 4 will be true and correct at the Closing Date notwithstanding any investigations or enquiries made by Angelo prior to the Closing Date or the waiver of any condition by Angelo;

Exhibit 10.13 - Page - 18

b.
at Closing the Company will have performed all of its obligations under this agreement that are required to be performed at or before Closing, and will not be in breach of any of those obligations; and

c.	on the Closing Date the Company will perform and deliver each of the matters specified in Section 13 to be performed or delivered by or on behalf of the Company at Closing.

17.	Waiver by Angelo. The covenants provided by the Company in Section 16 are for the sole benefit of Angelo and can be waived by Angelo without prejudice.

INDEMNIFICATION

18.
Indemnification by Angelo:  Angelo covenants and agrees to indemnify and save harmless the Company from and against all Claims, imposed on or incurred by or asserted against the Company in connection with or in any way related to, accruing from, resulting from, or arising out of:

a.
any misrepresentation, breach of warranty, or non-fulfillment of any covenant on part of Angelo under this agreement or any other agreement, certificate or other instrument furnished or to be furnished to Company under this agreement;

b.	any Claim related to the Business and the Assets that existed prior to and on the Closing Date;

c.
any loss suffered by the Company after the purchase of the Purchased Shares arising out of any liabilities relating to the Business or the Assets or otherwise prior to or on the Closing Date, except for those liabilities or obligations of IBA Green that are disclosed in Schedule 3.m.; and

d.
all claims, demands, costs and expenses (including, without limitation, interest, penalties and reasonable legal fees, disbursements and charges on a solicitor and his own client basis) in respect of the foregoing.

19.
Indemnification by the Company:  The Company covenants and agrees to indemnify and save harmless Angelo from  and against all Claims, imposed on or incurred by or asserted against Angelo in connection with or in any way related to, accruing from, resulting from, or arising out of:

a.
any misrepresentation, breach of warranty or non-fulfillment of any covenant on part of the Company under this agreement or any other agreement, certificate or other instrument furnished or to be furnished to Angelo under this agreement;

b.	any Claim related to the Business and the Assets that comes into existence after the Closing Date; and

c.
all claims, demands, costs and expenses (including, without limitation, interest, penalties and reasonable legal fees, disbursements and charges on a solicitor and his own client basis) in respect of the foregoing.

Exhibit 10.13 - Page - 19

20.
Notice of Claim.  If any Claim is brought against an indemnified party in respect of which this indemnification may apply, the indemnified party will notify the indemnifier in writing, and the indemnifier will assume the defence thereof, including the retaining of counsel and the payment of all expenses.  In addition, the indemnified party will have the right to retain separate counsel for any such Claim and participate in the defence thereof, and the fees and expenses of such separate counsel will also be at the expense of the indemnifier.  Any failure by the indemnified party to notify the indemnifier will not relieve the indemnifier from its obligations hereunder, except to the extent that such failure will have actually prejudiced the defence of such Claim.

21.
Settlement of Claim.  The indemnifier agrees not to settle or compromise or consent to the entry of any judgement in any Claim without first obtaining the written consent of all indemnified parties, which consent will not be unreasonably withheld.  Such a settlement, compromise or consent will include an unconditional release of the indemnifier and each of the indemnified parties from all liability arising out of such Claim.

22.
Obligations of Indemnifier.  The indemnity and contribution obligations of the indemnifier will be in addition to and not in substitution for any liability that the indemnifier or any other Person may otherwise have (whether arising under contract or at law or otherwise), will extend upon the same terms and conditions to all indemnified parties, and will be binding upon and enure to the benefit of the respective successors, assigns, heirs and personal representatives of each of the indemnifier and the indemnified parties.

NON-COMPETITION

23.	Events of Competition. Angelo will not, during the Restrictive Period, directly or indirectly, without the prior written consent of the Company:

a.	engage in Competition with the Company, IBA Green or any of its affiliates, successors or assigns within the Territory;

b.	undertake any Prohibited Contracts; or

c.	solicit or induce the employment of any individual who is, or has been at any time during the Restrictive Period, an employee of the Company, IBA Green or any affiliate thereof.

24.
Specific Knowledge.  The agreements made by Angelo in this section are made by Angelo acknowledging that he has specific knowledge of the Business of IBA Green and its affiliates and that IBA Green carries on and intends to carry on Business throughout the Territory.

25.
Remedies.  Angelo acknowledges that any remedies in the form of damages for breach of this section will be inadequate and IBA Green and the Company will both be entitled to injunctive relief for any breach of this section.

26.	Waiver. Angelo agrees and acknowledges that all restrictions in this section are reasonable and valid. Angelo waives all defences to the strict enforcement of this section by IBA Green or the Company.

Exhibit 10.13 - Page - 20

27.
Amendment to Form.  If any of the agreements contained in this section are held unreasonable by a court of competent jurisdiction by reason of the area, duration, type, or scope of such agreement, then such agreement will be given effect to in such reduced form as may be deemed valid by such court.

MISCELLANEOUS

28.
Time.  Time is expressly declared to be of the essence of this agreement in respect of all payments to be made hereunder and all covenants and agreements to be performed and fulfilled.  Any extension of time under this agreement or any agreement between the parties to postpone all or any part of this agreement will not constitute an agreement to any other postponement and will not be deemed to be or to operate in law as a waiver that time is to be of the essence of this agreement and time will remain of the essence of this agreement.

29.
Notice.  Any notice, request, election or communication that must be given or delivered under this agreement must be in writing and delivered to the receiving party at the receiving party’s address as first set out above on page 1 or transmitted by fax and will be deemed to have been validly given when delivered to the receiving party’s address or transmitted by fax, unless the delivery or transmission is made after 4:00 p.m. PST or on a non-Business Day where it is received, in which case it is deemed to have been delivered or transmitted on the next Business Day.  Any payments of money may be delivered by mail or by hand or wired at the discretion of the delivering party.  Any delivery other than a written notice or a payment must be made by hand at the receiving party’s address.  Any party may change their address or fax number by giving the other party notice as provided in this section.

30.
Reliance.  The parties acknowledge that they have each entered into this agreement relying on the representations, warranties, covenants and agreements of the other and other terms and conditions of this agreement, and that no information that is now known, which may become known, or that could upon investigation have become known to the any of the parties or any of their present or future officers, directors or professional advisors will in any way limit or extinguish any rights any of them may have against the other.

31.
Survival.  The covenants and agreements of Angelo and the Company contained in this agreement and in any document or certificate given pursuant to it will survive the Closing of the transactions and remain in full force and effect for five years notwithstanding any waiver by the other unless such waiver was made after notice in writing by one party to the other specifying the breach.

32.
Fees.  Each of the parties will pay and be liable for their own fees and disbursements incurred by them in connection with this agreement and the transactions contemplated herein, including without limitation the respective lawyers and consultants engaged by them.

33.
Further Instruments.  Both before and for three months after the Closing Date, Angelo will, at the expense of the Company, execute and deliver all such further documents and instruments and do all acts and things as the Company may either before or after the Closing Date reasonably require to carry out the full intent and meaning of this agreement and to assure to the Company the Purchased Shares.  The Company will, at the expense of Angelo execute and deliver all such further documents and instruments and do all acts and things as Angelo may either before or after the Closing Date reasonably require to carry out the full intent and meaning of this agreement and to assure to Angelo the Purchase Price.

Exhibit 10.13 - Page - 21

34.
Entire Agreement.  This agreement supersedes any oral or letter agreements between the parties and contains the whole agreement between Angelo and the Company in respect of the purchase and sale of the Purchased Shares and there are no warranties, representations, terms, conditions or collateral agreements, expressed, implied or statutory other than expressly contained in this agreement.

35.
Severability.  If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction then such provision will be severed in that jurisdiction.  The remaining provisions of this agreement will continue to be valid, legal and enforceable.  The severed provision will also continue to be valid, legal and enforceable in all other jurisdictions where the validity, legality and enforceability of such severed provisions is not affected or impaired.  If possible, the invalid provision will be replaced by the legal provision that most closely achieves the intent of the invalid provision in that particular jurisdiction.

36.	Amendment. This agreement may not be amended orally. Any amendment of this agreement must be in writing and signed by the parties.

37.	Binding Effect. This agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

38.
Governing Law.  This agreement and all provisions hereof will be governed by and construed in accordance with the laws of the State of Nevada and the parties irrevocably attorn to the jurisdiction of the courts of the State of Nevada.

[This space intentionally left blank]

Exhibit 10.13 - Page - 22

39.
Counterpart.  This agreement may be executed in one or more counterparts, each of which when so executed will be deemed an original, and such counterparts together will constitute one in the same instrument.

IN WITNESS WHEREOF the parties have hereunto set their hands and/or corporate seals on the day and year first above written.

SIGNED, SEALED AND DELIVERED by Angelo Scola in the presence of:	) )
)
)
/s/ Witness	)
)
Signature of witness	)	/s/ Angelo Scola
	)	ANGELO SCOLA
Name of witness	)
)
Address	)
)
Occupation	)

The corporate seal of PIONEER EXPLORATION INC. was hereunto affixed in the presence of:	) ) )
)
	)	( S E A L )
/s/ Authorized Signatory	)
)
Authorized Signatory	)

Exhibit 10.13 - Page - 23

SCHEDULE “1.a”

Schedule “1.a” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  1)

ASSETS AND EQUIPMENT

	IBA Green Fleet
								Current
YEAR	MAKE	Model	Body	Type	Vin Number	Mileage	Purchase Price	Value
1999	Stearling	LSeries	Mobile Mixer	Reimer	2FZXKWYBOXAB16790	77,938	$150,000.00	$40,000.00
2006	Stearling	LSeries	Mobile Mixer	Reimer	2FZHAZDL86AV47431	101,916	$160,000.00	$85,000.00
1999	Freightliner	FL80	Mobile Mixer	Reimer	1FVXJLCBXXHB60139	105,600	$150,000.00	$40,000.00
2005	Stearling	LSeries	Mobile Mixer	Reimer	2FZHAZDLX5AU08741	73,379	$160,000.00	$80,000.00
2002	Stearling	LSeries	Mobile Mixer	Reimer	2FZHAZAN52AK46244	85,778	$155,000.00	$50,000.00
2003	Stearling	LSeries	Mobile Mixer	Reimer	2FZHAZAN03AM08640	73,607	$155,000.00	$65,000.00
1988	Ford	LNT8000	Tri-Axle	Dump	1FDYW82A7JVA00308	123,645	$65,000.00	$10,000.00
2001	Mack	600 Tri-Axle	Swen live bodyHeated	Heated	1M3P114K51M002258	147,000	$95,000.00	$30,000.00
1990	International	400SER	Single -axle	Hot Box	1HTSDZ7N7LH222773	178,432	$85,000.00	$15,000.00
1992	Mack	RD600	Tri-Axle	Tractor	2M2P267Y0NC013043	126,896	$60,000.00	$8,000.00
1995	Freightliner	Conv	Tandem	Tractor	1FUYDXYB3SP569336	189,000	$65,000.00	$10,000.00
2008	Witco	Trailer	Drop-deck	low-bed	1W8A11D2X8S000419	22,000	$31,000.00	$25,000.00
1987	International	Single axle 1754	Hook-lift		1HTLCHXM1HHA21017	189,000	$50,000.00	$5,000.00

1999	Caterpillar	IT14G	Loader	Front end	1WN01020		$78,000.00	$30,000.00
2003	Caterpillar	236	skid steer		04YZ00547		$35,000.00	$25,000.00
2003	Caterpillar	Milling Head	skid steer		n/a		$15,000.00	$12,000.00
1992	Komatsu	W-120	Loader	Front end	7088952423		$45,000.00	$28,000.00

1984	Heil	50,ton	Cement Trailer		1HLS1M780E7T00370		$25,000.00	$10,000.00
1999	Ingersall	125 PSI	Air Compressor		304141UHJ219		$25,000.00	$12,000.00
2008	Bellgrade	Silo	Portable		74A12C5		$30,000.00	$20,000.00
2008	Bellgrade	Silo	Portable		98R4291		$30,000.00	$20,000.00
2008	Bellgrade	Silo	Portable		48A36B4		$30,000.00	$20,000.00
2010	Beckner Boiler	Portable	Hot Water		352GPH100		$20,000.00	$20,000.00
2007	GCI	Shooter	Conveyers		n/a		$35,000.00	$30,000.00
2007	GCI	Shooter	Conveyers		n/a		$35,000.00	$30,000.00
1995	Craftco	Hot Rubber			1C9ED122XS1418037		$23,000.00	$10,000.00
2001	Dodge	Pick-up	Ram		1B7HF13Z61J200636	200,000	$24,000.00	$1,000.00
1999	Isuzu	Mech Truck			4KLB4B1R3YJ800304		$25,000.00	$12,000.00
							$1,856,000.00	$743,000.00

Exhibit 10.13 - Page - 24

SCHEDULE “1.j”

Schedule “1.j” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  1)

EXCLUDED ASSETS

None.

Exhibit 10.13 - Page - 25

SCHEDULE “3.l”

Schedule “3.l” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  7)

FINANCIAL STATEMENTS

See attached financial statements.

Exhibit 10.13 - Page - 26

SCHEDULE “3.m”

Schedule “3.m” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  1)

LIABILITIES

None.

Exhibit 10.13 - Page - 27

 SCHEDULE “3.o”
Schedule “3.o” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  1)

PREPAIDS and EXCLUDED PREPAIDS

Prepaids

1.           None.

Excluded Prepaids

1.              None.

Exhibit 10.13 - Page - 28

SCHEDULE “3.r”

Schedule “3.r” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  1)

LEASES

None.

Exhibit 10.13 - Page - 29

SCHEDULE “3.s”

Schedule “3.s” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  1)

INTELLECTUAL PROPERTY RIGHTS

1.	United States Patent No. 7,581,903 B1, entitled “METHOD OF MANUFACTURE AND INSTALLATION FLOWABLE THERMAL BACKFILLS”

Exhibit 10.13 - Page - 30

SCHEDULE “3.t”

Schedule “3.t” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  1)

INSURANCE

1.	Ably Insurance Agency
Utica National Insurance Co.
Policy 3789465AP
Property Insurance

Exhibit 10.13 - Page - 31

SCHEDULE “3.u”

Schedule “3.u” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  1)

BANK ACCOUNTS and POWERS OF ATTORNEY

Bank Accounts

1.	Bank of America
IBA Green, Inc.
Checking account

Powers of Attorney

None.

Exhibit 10.13 - Page - 32

SCHEDULE “3.v”

Schedule “3.v” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  1)

LITIGATION

None.

Exhibit 10.13 - Page - 33

SCHEDULE “3.z”

Schedule “3.z” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  1)

EMPLOYEES

1.           Janet Gauch
2.           Marcell Boucher
3.           Glen Gorman
4.           James Sullivan

Exhibit 10.13 - Page - 34

SCHEDULE “3.bb”

Schedule “3.bb” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  1)

LICENSES and PERMITS

Licenses

None.

Permits

None.

Exhibit 10.13 - Page - 35

SCHEDULE “3.hh”

Schedule “3.ii” to that certain Share Purchase Agreement
between Angelo Scola and Pioneer Exploration Inc.
made effective as of the 28th day of October, 2011.

(number of pages including this one:  20)

MATERIAL CONTRACTS

1.	Consulting and Licensing Agreement dated May 3, 2011 between Thermoforte, LLC and Mitchell R. Miller (see attached agreement)

2.	Assignment Agreement dated July 22, 2011 among IBA Green, Inc., Thermoforte, LLC, and Mitchell R. Miller (see attached agreement)

3.	Disposal Agreement dated July 29, 2011 between Rolloffs Hawaii, LLC and IBA Green, Inc. (see attached agreement)

4.	Business and Licensing Contract dated September 1, 2011 between Thermoforte, LLC and Global Environmental Technology Services, LLC (see attached agreement)

5.	Assignment Agreement dated September 1, 2011 among IBA Green, Inc., Thermoforte, LLC and Global Environmental Technology Services, LLC (see attached agreement)

Exhibit 10.13 - Page - 36

CONSULTING AND LICENSING AGREEMENT

THIS CONSULTING AND LICENSING AGREEMENT (the "Agreement"), made, entered into, and effective as of this 3rd day of May, 2011, by and between Mitchell R. Miller of Villa 77 Street 16B, Umm Suquiem 2, Dubai, United Arab Emirates (hereinafter “Consultant”) and Angelo A. Scola and Thermoforte Green, LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter “THERMOFORTE”).

RECITALS

WHEREAS THERMOFORTE is the inventor and patent holder for certain technology with applications in the incinerated ash industry and desires to further market and develop their business both domestically and internationally;

WHEREAS the Consultant has experience, knowledge, and business associations internationally and domestically, and is willing to provide marketing and consulting services to THERMOFORTE for the development of its business both domestically and internationally;

WHEREAS THERMOFORTE desires by this Agreement to retain Consultant and to provide Consultant with licensing rights specific to certain companies which Consultant agrees to target for marketing and development of THERMOFORTE business (referred to here as “Targeted Companies”), which Targeted Companies are specified in this Agreement; and

WHEREAS this agreement is made and entered into on this date, and shall obligate the undersigned parties and their successors and assigns hereinafter referred to as the “Parties” jointly, severally, mutually, and reciprocally for the terms and conditions expressly stated and agreed to below.

NOW, THEREFORE IT IS AGREED

1.           Services to be Rendered by Consultant and Exclusive Licensing Rights.

    1.1.           Consultant will perform the following services (the “Services”) for THERMOFORTE:  Consultant will use Consultant’s best efforts to initiate discussions with the Targeted Companies listed below and introduce such Targeted Companies to THERMOFORTE for the purpose of discussing possible business development with such Targeted Company.

    1.2.           In consideration, and over and above any other compensation which THERMOFORTE agrees to deliver to Consultant, THERMOFORTE shall grant to Consultant the exclusive licensing rights to develop any and all business with such Targeted Companies.

    1.3.           Provided that any possible business between THERMOFORTE and such Targeted Companies shall be upon terms and conditions that THERMOFORTE, in its discretion, will establish.  The compensation outlined in this Agreement will only be paid if THERMOFORTE consummates any business transaction with a Targeted Company.  It is understood and agreed that THERMOFORTE may, in its sole discretion and without any further obligation to Consultant, reject any proposed Targeted Company, or any proposed terms or conditions of any such business with a Targeted Company, for any reason or for no reason.

Exhibit 10.13 - Page - 37

    1.4.           Targeted Companies. The Targeted Companies as specified in this Agreement shall be the following:

A.	ADM Archer Daniels Midland Company

B.	Tate & Lyle

2.           Term and Termination.

2.1.           Consultant’s engagement hereunder shall commence on the date of this Agreement and upon the signing by the parties and shall continue through and including May 3, 2016 (the “Term”), at which time it shall expire and terminate unless this Agreement is extended by mutual agreement of THERMOFORTE and Consultant or terminated earlier as provided in this Agreement.

2.2.           This Agreement shall apply to:
a.   All transactions originated during the term of this Agreement; and

b. All subsequent transactions that are follow up, repeat, extended or renegotiated transactions of transactions originated during the term of this Agreement.

3.           Compensation.  In addition to any other compensation or rights granted in this Agreement:

3.1.           In the event THERMOFORTE consummates a business transaction with a Targeted Company as specified herein or before May 3, 2016, then Consultant will be entitled to a cash consultant fee of fifty percent (50%), of the consideration paid by such Targeted Company, subject to any reduction as specified below.

3.2.           Consultant fees to be paid to Consultant shall be subject to and reduced by any usual and ordinary expenses which Thermoforte incurs in the performance of the business transaction with such Targeted Company, including, but not limited to the cost of delivery and performance of all services which encompass the performance of such transaction. Consultant’s fee shall be no less than the net profit realized by THERMOFORTE in such transaction. Provided that Thermoforte shall not include in such reduction of Consultant’s fee any usual and ordinary overhead expenses which are not specific to the transaction with the Targeted Company.

3.3           In the event that the transaction for which Consultant is entitled to the consultant fee constitutes any other form other than cash, including an exchange of stock or any other value, Consultant may receive, in lieu of the cash consultant fee, stock or other property or value equal to the applicable cash consultant fee.

Exhibit 10.13 - Page - 38

4.           Expenses.  Consultant shall be responsible for and bear his own expenses, including but not limited to transportation expenses, incurred in connection with Consultant’s engagement under this Agreement.

5.           Right to Audit.  During the Term of this Agreement, and including all subsequent transactions that are follow up, repeat, extended or renegotiated transactions of transactions originated during the term of this Agreement, Consultant or his designated representatives, will have, at reasonable times, access to THERMOFORTE’S books and records, financial and operating data, material contracts and other information with respect to the business of THERMOFORTE with the Targeted Companies.

6.           Relationship of the Parties.  The parties hereto intend that Consultant’s relationship with THERMOFORTE is that of independent contractor.  It is further agreed that nothing contained in this Agreement shall be construed to constitute either party as a partner, joint venturer, employee or agent of the other, and no employee or agent of either party shall be or be deemed to be the employee or agent of the other.  Consultant shall have no authority to make any agreement or commitment, or incur any liability, on behalf of THERMOFORTE, nor shall THERMOFORTE be liable for any acts, omissions to act, contracts, commitments, promises or representations made by Consultant, except as specifically authorized in this Agreement or as the parties may hereafter agree in writing. THERMOFORTE shall have no obligation to deduct from compensation due to Consultant hereunder any sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required; Consultant shall be responsible for the payment of all such taxes and fees.

7.           Conduct.  At all times during the term of this Agreement, Consultant will act in accordance with all applicable federal, state and local laws and regulations.

8.           Use and Nondisclosure of Confidential Information.  Confidential Information (as defined below) shall be used by Consultant only in connection with Consultant’s performance of the Services under this Agreement.  Consultant shall not at any time before, during or after the term of this Agreement, without the prior express written consent of THERMOFORTE, (a) disclose to any third party any Confidential Information or (b) copy or reproduce (including electronic reproduction or copying and backup copying), in whole or in part, any Confidential Information, except as necessary in the performance of Services.  Consultant shall return all Confidential Information and all copies thereof to THERMOFORTE immediately upon request by THERMOFORTE.

8.1           As used herein, “Confidential Information” means all proprietary or confidential information and materials that THERMOFORTE has developed, compiled or owns, or that THERMOFORTE receives under conditions of confidentiality. Confidential Information includes not only information disclosed by THERMOFORTE (including its employees, agents, Board members and independent contractors) or its clients or customers to Consultant in the course of Consultant’s relationship with THERMOFORTE, but also information and materials (including Inventions) developed or learned by Consultant in the course of performance of the Services.  Confidential Information is to be broadly defined and includes (a) all information and materials that have or could have commercial value or other utility in the business in which THERMOFORTE or its clients or customers are engaged or in which they contemplate engaging, and (b) all information and materials that, if disclosed without authorization, could be detrimental to the interests of THERMOFORTE or its clients or customers, whether or not such information or materials are identified as Confidential Information by THERMOFORTE or its clients or customers.

Exhibit 10.13 - Page - 39

8.2           Confidential Information shall not include (a) information which is currently in or becomes part of the public domain; (b) information which Consultant documents that Consultant had in Consultant’s possession prior to its disclosure hereunder by THERMOFORTE or its clients or customers; (c) information which Consultant rightfully receives, without any restriction on disclosure or use, from a third party that is not restricted as to the dissemination of such information or materials; and (d) information which Consultant can document that Consultant independently developed.  Consultant hereby agrees to supply documentation relating to, or that support Consultant’s contentions that such information falls within the definition of, subparagraphs (a) through (d) above promptly upon request from THERMOFORTE.

9.           No Conflicting Agreements.  Consultant warrants that Consultant does not and shall not have any agreement or obligations to others that are in conflict with Consultant’s obligations under this Agreement.

10.           Survival. The provisions of this Agreement will survive any termination of this Agreement.

11.           Assignment and Delegations.  Consultant may assign any right or delegate any obligation under this Agreement to any third party, company, or entity, now in existence or which may be organized in the future, without the prior written consent of THERMOFORTE, and such assignment or delegation shall survive any termination of this Agreement.

12.           Indemnification.  Each party (the “Indemnifying Party”) will defend, indemnify and hold harmless the other party (the “Indemnified Party”), and the Indemnified Party’s officers, directors, agents, employees and affiliates, from any and all claims, demands, costs, expenses, obligations, damages or causes of action of any nature, including reasonable attorneys’ fees, arising directly or indirectly from (i) the violation by the Indemnifying Party of any federal, state or local law, and/or (ii) damages to third parties or the Indemnified Party or its directors, employees or agents caused by the Indemnifying Party’s intentional or negligent acts or omissions in the performance of the Services, or any other material breach of any of the Indemnifying Party’s obligations hereunder.

13.           Governing Law and Venue.  The rights and obligations of the Parties and the interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, excluding its conflict of laws rules.  The exclusive venue of any action arising under, related to or concerning this Agreement shall be the state or federal courts located in Rhode Island.  The parties hereby submit to the personal jurisdiction of said courts and waive any challenge to a Rhode Island venue for such actions.

Exhibit 10.13 - Page - 40

14.           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes any prior oral or written agreements between the Parties.  There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully expressed herein.

15.           Modification or Amendment.  This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties hereto.

16.           Severability.  If one or more provisions of this Agreement are held to be invalid, void or unenforceable, such provision shall be excluded from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms and interpreted as if such provisions were as excluded.

17.           Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

18.           Counterparts; Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.  The Parties may sign this Agreement in their respective cities and exchange signature pages by facsimile.  Such facsimile signatures shall be deemed originals and shall have the same effect as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

THERMOFORTE:

Thermoforte Green, LLC

/s/ Angelo A. Scola
_______________________________________________
Angelo A. Scola, Managing Member, authorized signatory

/s/ Angelo A. Scola
________________________________________________
 Angelo A. Scola, individually

CONSULTANT:

/s/ Mitchell R. Miller
________________________________________________
Mitchell R. Miller

Exhibit 10.13 - Page - 41

ASSIGNMENT OF CONTRACT AGREEMENT

THIS ASSIGNMENT OF CONTRACT AGREEMENT (the “Agreement”) is made an entered into, and is effective as of this 22nd day of July, 2011, between Angelo A. Scola and Thermoforte Green, LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter referred to collectively as “Assignors”), and IBA Green, Inc., a Delaware corporation (“IBA Green”), and Mitchell R. Miller of Villa 77 Street 16B, Umm Suquiem 2, Dubai, United Arab Emirates (hereinafter “Consultant”).

RECITALS

WHERAS, The Assignors, to wit: Angelo A. Scola and Thermoforte Green, LLC, previously entered into a Consulting and Licensing Agreement with the Consultant, such agreement executed on May 3, 2011, and such agreement is incorporated herein by this reference (herein referred to as the “Referenced Agreement”); and

WHERAS, the Referenced Agreement between the Consultant and Assignors provided it be binding on any successor or assign of Assignors, and Assignors and IBA Green acknowledge and agree that IBA Green is such a successor or assign of Assignors as agreed to in the Referenced Agreement; and

WHERAS, the Parties hereto enter into this Assignment Agreement whereby the Referenced Agreement shall be assigned and ratified by IBA Green, and IBA Green shall replace the Assignors in such Referenced Agreement and be bound by the terms thereof.

NOW THEREFORE IT IS AGREED, in consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the Parties agree as follows:

ARTICLE I

ASSIGNMENT OF CONSULTING AND LICENSING AGREEMENT
The Assignors hereby assign to IBA Green all rights, duties, obligations, and interest in the Consulting and Licensing Agreement between Assignors and the Consultant dated May 3, 2011, and agree such Referenced Agreement is hereby incorporated into this Agreement as if fully referenced herein.

IBA Green hereby acknowledges and agrees to the assignment of the Consulting and Licensing Agreement between Assignors and the Consultant dated May 3, 2011, and acknowledges and agrees that by this Agreement IBA Green shall replace the Assignors in such Referenced Agreement and be bound by the terms thereof.

The Consultant hereby acknowledges and agrees to the assignment of the Consulting and Licensing Agreement between Assignors and the Consultant dated May 3, 2011, and acknowledges and agrees that by this Agreement IBA Green shall replace the Assignors in such Referenced Agreement and be bound by the terms thereof.

Exhibit 10.13 - Page - 42

ARTICLE II

ACKNOWLEDGEMENT OF ASSIGNORS AND IBA GREEN
The Assignors and IBA Green acknowledge such Referenced Agreement provides that it be binding on any successor or assign of Assignors, and Assignors and IBA Green acknowledge and agree that IBA Green is such a successor or assign of Assignors as agreed to in the Referenced Agreement.

ARTICLE III

CONSIDERATION
The Parties hereto acknowledge and agree that concurrent with the assignment of this Referenced Agreement, the Parties have exchanged good and valuable consideration of $1.00, and such consideration is sufficient and acceptable to all Parties herein.  The Parties further agree that no further consideration or exchange of value is necessary to bind the Parties to this Agreement.

ARTICLE IV

COOPERATION OF ASSIGNORS
The Assignors agree to execute any and all papers, documents or other instruments which may be found necessary or desirable to effect the assignment of this Referenced Agreement to IBA Green.

ARTICLE V

BINDING EFFECT
This agreement shall bind and apply to the successors and assigns of the Assignor and IBA Green, and may inure to the benefit of, may be transferable to, and be binding upon the successors and assigns of the Consultant.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

ASSIGNORS:

Thermoforte Green, LLC

/s/ Angelo A. Scola
_______________________________________________________
Angelo A. Scola, Managing Member, authorized signatory

/s/ Angelo A. Scola
________________________________________________________
Angelo A. Scola, individually

IBA GREEN:

IBA Green, Inc.

/s/ Angelo A. Scola
__________________________________________________________
Angelo A. Scola, President and CEO/Director, and authorized signatory

CONSULTANT:

/s/ Mitchell R. Miller
________________________________________________________
Mitchell R. Miller

Exhibit 10.13 - Page - 43

DISPOSAL AGREEMENT

THIS AGREEMENT, hereinafter, "Agreement", is made and mutually entered into as of this 29* day of July, 2011, by and between Rolloffs Hawaii, LLC ("ROH, LLC" or "Waste Supplier") and IBA Green, Inc. ("Processor") (each a "Party" and collectively, the "Parties").

I.  Purpose and Intent

A. BY MUTUAL PURPOSE AND INTENT IT IS HEREBY AGREED, ROH,LLC and Processor will at all times operate in a good faith manner in all material functions and responsibilities contemplated hereby.

II. Definitions

A. The terms and conditions contained herein are intended to be construed as if drafted jointly by the Parties.

III. Recitals

A.	ROH.LLC is a Municipal Solid Waste ("MSW") and Construction and Demolition

waste ("C&D") transporting operation, delivering material to permitted waste disposal facilities on the island of Oahu, Hawaii. MSW is residential and commercial waste that at least a portion of is putricable or decomposes.

B.	Processor plans to operate a material processing facility located at a to-be-

determined address ("Facility"), such Facility to be located east of Nanakuli, south of Wahiawa and west of Hawaii Kai or ROH.LLC may terminate this Agreement at its sole election.

C.	The ROH.LLC wishes to deliver MSW and C&D material to the Processor for a mutually agreed upon rate per ton.

IV. Agreements

A. NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants contained herein, the Parties agree as follows:

1. Term. The initial term of this Agreement shall commence on a date TO BE DETERMINED (the "Effective Date") and will continue for a period of ten (10) years. This Agreement shall automatically renew thereafter for two (5) year terms unless either party gives to the other Party written notice of termination at least ninety (90) days prior to the termination of the then-existing term.

DISPOSAL AGREEMENT
ROLLOFFS HAWAII, LLC AND IBA GREEN, INC.
July 29, 2011

Exhibit 10.13 - Page - 44

2.
Processor's Obligation to Accept Waste. Processor shall accept for disposal at the Facility, all Acceptable Solid Waste (as defined below) collected by ROH,LLC and delivered by ROH,LLC to the Facility during the normal business hours of such Facility, assuming Facility is permitted by law to accept such Acceptable Solid Waste for disposal and/or recycling. For avoidance of doubt; this will require Processor to give ROH, LLC a preference to dispose of Acceptable Sold Waste at the Facility over all other third parties. Processor shall provide a safe environment that will allow the Waste Supplier to deliver Acceptable Solid Waste in an efficient timely manner that is agreeable to both parties. "Acceptable Solid Waste" means non-hazardous C&D and MSW, but excluding, special waste and hazardous waste. Processor must also provide acceptable ingress and egress capabilities (truck in and truck out) of the facility so that the average time per disposal trip does not exceed the normal times at other Island disposal facilities.

3.
ROH.LLC's Obligation to Deliver Waste. Beginning within five business days of when Facility is legally entitled to receive third-party Acceptable Solid Waste, and throughout the term of this Agreement and any extensions thereof, ROH, LLC shall make a good faith effort to deliver to the Facility a minimum of three hundred (300) tons per weekday, excluding public holidays, of Acceptable Solid Waste, provided ROH.LLC is legally able to deliver such volume based on all local, state and federal rules and regulations and Processor is capable of accepting such waste with normal disposal times as compared to other island facilities.

4.
ROH.LLC Increased Obligations Upon Attained Benchmarks. Once "Proof of Concept" has been accomplished by the Processor, and production has consistently reached the maximum tonnage delivered as agreed by the Waste Supplier for fifteen (15) or more days, ROH.LLC hereby further agrees to make a good faith effort to increase the tonnage delivered to an amount of Acceptable Solid Waste for processing by Processor as necessary to reach the next phase of production capabilities, provided ROH.LLC has such Acceptable Waste Volumes in its possession to deliver to Facility.

5.
Price for Disposal, (a) For the period from the Effective Date the rate per ton will be $70 per ton for MSW waste delivered to "the facility" by Waste Supplier. The rate for Waste Supplier's C&D material will be $30 per ton. Processor shall provide ROH.LLC a favored nation's rate per ton ("FNRPT") for the term of this agreement. The FNRPT shall be a discount of twenty three percent (23%) to the lowest rate per ton charged to any other third party, at any time, utilizing the Facility as its final disposal destination. Should any other third party secure a disposal rate per ton for less than the rate per ton being charged to ROH.LLC by the Processor on the Island of Oahu, as well as any long distance disposal rate per ton for disposal off the

DISPOSAL AGREEMENT
ROLLOFFS HAWAII, LLC AND IBA GREEN, INC.
July 29, 2011

Initials                                                                                                           Initials
BN 95280^4^/'    \ 7/29/11     ^

Exhibit 10.13 - Page - 45

Island of Oahu, for MSW or C&D; then Processor shall extend ROH.LLC an equivalent rate per ton at Processor's facility or ROH.LLC has the option to void the remainder of the agreement at ROH,LLC's sole option. Processor's books and records of account, together with any relevant supporting materials, will be available for inspection and copying and audit by ROH. LLC or its agents at all reasonable times, upon reasonable prior notice, for the duration of this Agreement and for two (2) years thereafter. Any audit by ROH.LLC will be made by ROH.LLC or its designee at its own expense; provided, however, that if any examination by ROH.LLC reveals any overcharges by Processor, Processor will forthwith pay any such deficiency, together with interest thereon from the original due date at an annual rate of five percent (5%); provided, further, that if such underpayment is in an amount equal to or greater than five percent (5%) of the amount originally paid by ROH,LLC in respect of such period, Processor will also pay all costs and expenses incurred by ROH,LLC in connection with such examination.

6.
Billing and Payment Within ten (10) days after the close of each month hereunder, Processor shall provide Waste Supplier with an invoice reflecting the number of tons of Acceptable Solid Waste disposed of hereunder on a daily basis. Waste Supplier will be billed for the actual number of tons of Acceptable Solid Waste delivered in a given month. Waste Supplier will pay any amount due within thirty (30) days of the invoice date. Invoices that remain unpaid after 30 days from the invoice date shall be subject to a late fee of 1.5% per month on each invoice. Whenever ROH, LLC is to pay any sum to Processor, any amounts that Processor owes to ROH, LLC may be deducted from that sum before payment

7.
Operating Rules. Processor reserves the right to make and enforce reasonable rules and regulations concerning the premises, receipt and operations of the Facility, the conduct of the drivers, and others on the Facility premises. Waste Supplier agrees to conform to such rules and regulations as they may be established and amended from time to time. Waste Supplier shall be given 30 days written notice of any amendments to the operating rules.

8.
Indemnification. Each of Waste Supplier and Processor agree to indemnify, save harmless and defend the other and its affiliates from and against any claim arising in whole or in part as a result of a breach of any provision, warranty or representation in this Agreement or any negligent or willful act or omission of such party, its employees or subcontractors in the performance of this Agreement, including any suits or actions brought against each other for or on account of, any injuries or damages received, sustained, or occasioned by or on account of negligent acts or omissions of either Waste Supplier or Processor, their servants, or agents incurred in the performance of this Agreement.

DISPOSAL AGREEMENT
ROLLOFFS HAWAII, LLC AND IBA GREEN, INC.
July 29, 2011

Exhibit 10.13 - Page - 46

9.
Excused Non-Performance. The performance of this Agreement (other than under Paragraph 5 above) may be suspended by either Party in the event the transportation of Acceptable Solid Waste or disposal of Acceptable Solid Waste are prevented by a cause or causes beyond the reasonable control of such Party. Such causes shall include, but not be limited to acts of God, acts of war, terrorism, riot, fire, explosion, accident, flood or sabotage, raw materials, labor or transportation resources, governmental laws, regulations, requirements, orders or actions; national defense requirements; injunctions or restraining orders. The Party asserting a right to suspend performance under this Section must, within no more than three (3) days after it has knowledge of the effective cause, notify the other Party of the cause for suspension, the performance suspended and the anticipated duration of suspension. The Party asserting a right to suspend performance hereunder shall advise the other party when the suspending event has ended, and when performance will be resumed. Once the suspending event ends, the Party which has suspended performance will promptly resume performance.

10.
Default: A Party may be considered in default under this Agreement if it: (a) fails to perform its obligations hereunder; (b) fails to cure a breach within ten (10) business days of receipt of written notice of breach; or (c) files a petition in bankruptcy, is adjudicated of bankruptcy or files a petition or otherwise seeks relief under any bankruptcy, insolvency or reorganization statute or proceeding, or a petition in bankruptcy is filed against it and is not dismissed within ninety (90) days. Upon Default, in addition to any other available remedies, the non-defaulting Party may terminate this agreement immediately by written notice without liability to the defaulting Party except for payments due for services already provided.

11.
Assignment: This Agreement, its rights or obligations, is not assignable or transferable by either Party, in whole or in part, except with the written consent of the other Party, such consent not to be unreasonably withheld.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Hawaii, regardless of any conflict of law provisions.

13.
Disputes. In the unlikely event of any disputes that cannot be remedied and mutually agreed upon by private resolution between the parties, within thirty (30) days of the original date of the dispute as in submitted in writing, and any such dispute requires outside resolution then all disputes shall be settled by arbitration before a single arbitration to the Commercial Rules for Arbitration of the American Arbitration Association and will be held on the Island of Oahu, State of Hawaii. Each party reserves the right to file with a court of competent jurisdiction an application for a temporary or permanent injunctive relief, temporary protective order, and/or appointment of receiver on the grounds that the arbitration award to which the applicant

DISPOSAL AGREEMENT
ROLLOFFS HAWAII, LLC AND IBA GREEN, INC.
July 29, 2011

Exhibit 10.13 - Page - 47

may be entitled may be rendered ineffectual in the absence of such relief. Each party shall have such discovery as the arbitration deems appropriate under the circumstances, and all discovery disputes shall be resolved by the arbitrator. If either party brings a legal action or seeks arbitration under this Agreement, the arbitration shall have the authority to award the prevailing party its cost, including reasonable attorney fees, against the other party, in addition to any other relief that may be granted. Judgment may be entered upon such decision in accordance with applicable law in any court having jurisdiction thereof. The arbitration (if permitted under applicable law) or such court may issue a writ of execution to enforce the arbitration decision.

IV. VERIFICATION AND EXECUTION

A. The Parties, represented herein and herewith, by their authorized agents, hereby execute by their respective signature, and certify that they are above the age of 18, competent to engage in this Agreement, and at the satisfaction of each parties due diligence of the terms and conditions stated herein, do voluntarily, and without reservation, agree to the terms and conditions contained herein, ab initio, in toto.

B. IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS MUTUALLY AGREED BY AND BETWEEN THE PARTIES:

DISPOSAL AGREEMENT
ROLLOFFS HAWAII, LLC AND IBA GREEN, INC.
July 29, 2011

Exhibit 10.13 - Page - 48

Charles Leonard

/s/ Charles Leonard	8/23/11
President/Authorized Signatory	Date

Angelo Scola
/s/ Angelo A. Scola	8-17-2011
IBA Green, Inc. Chief Executive Officer/Authorized Signatory	Date

DISPOSAL AGREEMENT
ROLLOFFS HAWAII, LLC AND IBA GREEN, INC.
July 29,2011

Exhibit 10.13 - Page - 49

BUSINESS DEVELOPMENT AND LICENSING AGREEMENT

THIS BUSINESS DEVELOPMENT AND LICENSING AGREEMENT (the "Agreement"), made and entered into as of this ____ day of September, 2011, by and between Global Environmental Technology Services, LLC (hereinafter “GETS”) and Thermoforte Green, LLC (hereinafter “THERMOFORTE”).

RECITALS

WHEREAS, THERMOFORTE is the patent holder for certain technology with applications in the incinerated ash industry and desires to further market and develop their business both domestically and internationally;

WHEREAS, GETS by and through its Water Management Unit (WMU) has a patent-pending technology process that utilizes sonication/cavitation, ozonation, and adsorption to process water and to treat wastewater and sewage in a unique, cost-effective, and environmentally sustainable manner, and desires to further market and develop their business both domestically and internationally;

WHEREAS, THERMOFORTE and GETS wish to enter into an agreement to set forth the terms under which the Parties will grant to each other licensing rights to market, sell, and procure business transactions with third parties for the utilization of their respective technologies;

WHEREAS, this Agreement will specify the division and distribution of any and all profits which are realized by either Party from business resulting from and procured by the efforts of the licensee Party for the benefit of the licensor Party;

WHEREAS, the Parties agree this Agreement is contingent upon THERMOFORTE providing to GETS the sum of $1.7 million USD (one million seven hundred thousand U.S. dollars) for the purchase and production of a single GETS WMU operation facility; and

WHEREAS this agreement is made and entered into on this date, and shall obligate the undersigned parties and their partners, associates, employers, employees, affiliates, subsidiaries, parent companies, any nominees, representatives, successors, clients and assigns hereinafter referred to as the “Parties" jointly severally, mutually and reciprocally for the terms and conditions expressly stated and agreed to below.

NOW, THEREFORE IT IS AGREED

1.           Licensor and Licensee.  For purposes of this Agreement, the Licensor shall mean the Party granting license of its respective products and technology to the other Party to this Agreement.  The term Licensee shall mean the Party accepting such license from the other Party granting license of its respective products and technology.

2.           Grant of License.  The Parties hereby grant to each other as Licensor; and, Licensee, agrees to accept such license from the other Party, the following:

Exhibit 10.13 - Page - 50

(a)           Subject to the terms and conditions of this Agreement, an exclusive, royalty-bearing, non-Transferable license, to sell licensed products and technology.

(b)           The licensed products and technology will be sold and used only to approved and authorized third parties, which approval shall be at the sole discretion of the licensor Party.  No licensed products and technology, nor any confidential information relating to the licensed products and technology shall be provided, distributed, or otherwise transferred, directly or indirectly, to any unapproved or unauthorized persons or third parties without the approved consent of the Licensor Party.

(c)           The license granted to either Party does not include the right to grant sublicenses or otherwise transfer the license without the prior written consent of the Licensor Party, which consent Licensor may grant or withhold in its sole discretion.

3.           Term and Termination.

(a)           Term.  The initial term of this Agreement shall commence on the Effective Date and shall remain in force and effect for five years thereafter, unless earlier terminated pursuant to the provisions of this Agreement. Thereafter, the Agreement shall be automatically renewed for an additional five years on a no fee basis, unless either Party gives the other Party written notice of termination at least 90 days prior to the expiration of the then-current term.

(b)           Termination Upon Mutual Agreement.  The Parties may terminate this Agreement at any time by mutual, written agreement.

(c)           Termination for Nonpayment or Late Payment.  A Licensor Party may terminate this Agreement if the Licensee Party fails to make any payment due to the Licensor Party under this Agreement between the parties and fails to cure such breach within 60 days after written notice thereof from the Licensor Party; provided, however, that notwithstanding the foregoing, the Licensor Party may terminate this Agreement (without opportunity for the Licensee Party to cure) in the event that the Licensee Party fails three times in the aggregate to make payments on or before the original due date.

(d)           Termination.  Either party may terminate this Agreement if the other party breaches any of its obligations under this Agreement and fails to cure such breach within 30 days after receiving written notice thereof from the nonbreaching party.  Notwithstanding the preceding sentence, the Licensor Party may terminate this Agreement immediately if the Licensee Party or any of its associates or affiliates breaches confidentiality other nondisclosure obligations to the Licensor Party.

(e)           Other Reasons for Automatic Termination.  This Agreement shall terminate automatically if either Party becomes insolvent or discontinues or liquidates its business, or upon the assignment or attempted assignment by either Party for the benefit of creditors, or the commencement by or against either Party of voluntary or involuntary proceedings (which are not dismissed within 120 calendar days) under any bankruptcy, reorganization, or similar laws of any jurisdiction, or if any order shall be made or any resolution passed for the winding up, liquidation or dissolution of either Party, or if a receiver is appointed for either Party for all or substantially all of its assets, or if a substantial portion of either Party’s goods or properties are taken in execution.

Exhibit 10.13 - Page - 51

(f)           Effect of Termination or Expiration. In the event of termination or expiration of this Agreement: (a) all sums due hereunder to the Licensor Party shall be due and payable within 30 days after such expiration or termination; (b) all rights granted to the Licensee Party pursuant to this Agreement except as expressly otherwise provided herein shall automatically revert to the Licensor Party, which shall be free to exploit same without any further obligation to the Licensee Party; and (c) the Licensee Party will assign and deliver to the Licensor Party its customer lists for each person or third party to whom licensed products have been contracted, sold, or otherwise transferred.

(g)           Termination Does Not Release Payment Obligation.  Any termination of this Agreement shall not release a Party from paying any amount that it may then owe to the other party.

4.           Purchase of Operation Facility.

(a)           Purchase of Operation Facility.  As a material contingency to this Agreement THERMOFORTE shall pay to GETS the sum of $1.7 million USD (one million seven hundred thousand U.S. dollars) for the purchase and production of a single GETS WMU operation facility.

(b)           The GETS WMU operation facility which THERMOFORTE agrees to purchase as specified in this Agreement shall include and meet all specifications substantially as set forth in the attached Exhibit A.

5.           Payments, Distribution of Profits, and Statements. In consideration of the licenses granted by each Party to the other:

Division and Distribution of Profits. Any and all business procured by a Party utilizing the products or technology of the other Party shall be divided and distributed as follows:

(i)  Sales and Business procured by THERMOFORTE
THERMOFORTE                       80% of profits
GETS                                           20% of profits

(ii)  Sales and Business procured by GETS
GETS                                           80% of profits
THERMOFORTE                      20% of profits

(c)           Time and Manner of Payments.  Profits shall be payable and wired to the Party to whom is owed such profits within 30 days after the end of each calendar quarter (March 31, June 30, September 30, December 31) for sales of licensed products, technology, or services made during such calendar quarter.  Along with each payment of profits, the Party making such payment will provide the other Party with a written report setting forth in reasonable detail gross sales revenues during the applicable period and the resulting calculation of the profit payment due.  A written report shall be rendered regardless of whether any profits are actually due and payable for such calendar quarter.  Each report shall be certified as accurate by a duly authorized executive officer of Party making such payment.

Exhibit 10.13 - Page - 52

(d)           Currency.  All profits due will be payable in United States currency.  When licensed products, technology, or services are sold for moneys other than United States dollars, the earned profits will first be determined in the foreign currency of the country in which the sales were made and then converted into equivalent United States currency.  The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

(e)           Late Payments.  Notwithstanding anything herein to the contrary, any and all amounts due by a paying Party to the Party owed such payment hereunder not paid when due shall, without excusing such lateness, bear interest at the rate of 1.5% per month.

(f)           Record-Keeping and Audit Rights.  The Parties will keep and maintain complete and proper books and records as are required to determine accurately the profits payable to the other Party to this Agreement for five years following the date on which such profits were reported.  Each Party will have the right, on reasonable notice and during the other Party’s regular business hours, but not more than once in each calendar quarter, to audit and inspect the other Party’s books of account and records insofar as they relate to the sales and business transactions of the licensed products, technology, or services.  Such audit and inspection will be at the requesting Party’s expense, unless such audit and inspection shows an underpayment of profits by the owing Party of 5% or more for a calendar year that has not been corrected by the owing Party within 30 days of its annual audit, in such case, the owing Party will reimburse the Party owed for the cost and expense of the audit and inspection for such period.

6.           Relationship of the Parties.  The Parties shall be deemed to be independent contractors to each other hereunder and shall not be considered or permitted to be an agent, servant, joint venture or partner of Licensor.  The Parties intend and agree that neither Party shall have the authority to make any agreement or commitment, or incur any liability on behalf of the other Party, nor shall either Party be liable for any acts, omissions to act, contracts, commitments, promises or representations made by the other, except as specifically authorized in this Agreement or as the Parties may hereafter agree in writing.

7.           Additional Documentation; Cooperation.  Each Party shall upon the request of the other, execute, acknowledge and deliver to the other Party any instrument that may be reasonably required by law in order to accomplish the intent of this Agreement or the agreements referenced herein.  Each Party agrees to cooperate to effectuate the intent of this Agreement and shall take all appropriate action necessary or useful in doing so.

Exhibit 10.13 - Page - 53

8.           Governing Law; Dispute Resolution.

(a)           The rights and obligations of the Parties and the interpretation and enforcement of this Agreement shall be governed by and construed in accordance with, the laws of the State of Rhode Island, excluding its conflicts of laws rules.  Any claim or controversy arising out of, governed by or pertaining to this Agreement or the breach thereof ("Dispute"), whether such claim or controversy is based on common law, case law, statute, rule or regulation of any nation or territory, or political subdivision of a nation or territory, shall be resolved as provided in this section.

(b)           The Parties agree that no Party shall have the right to sue any other Party regarding a dispute except a Party may seek injunctive or other provisional or equitable relief in order to preserve the status quo of the Parties pending resolution of the dispute, and the filing of, or response to, an action seeking injunctive or other provisional relief shall not be construed as a waiver of that Party's rights under this section.

(c)           If a Dispute arises between the Parties, the Parties shall initially use their best efforts to resolve the dispute by negotiation.  To commence the dispute resolution process and time periods, any Party may serve written notice on the other Party specifically identifying the dispute and requesting that efforts at resolving the dispute begin.

(d)            If the Parties are unable in good faith to resolve the dispute by negotiation within 30 days after the initial notice, the dispute, as well as any counterclaims or cross-claims made, shall be submitted to binding arbitration, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Unless the Parties otherwise agree, the arbitration shall be conducted by a three-arbitrator panel in Rhode Island.  Except as otherwise provided in this section, the arbitration shall be conducted in accordance with, and governed by, the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall proceed with due dispatch and a decision shall be rendered within 60 days after the appointment of the final arbitrator.  Such decision shall be in such written form that a judgment may be entered on it in any court of competent jurisdiction, and all awards may if necessary be enforced by any court having jurisdiction in the same manner as a judgment in such court.  In no event shall the arbitrators' award include any component for punitive or exemplary damages whether based on the common law, case law or statute.  The Parties shall bear equally all costs; provided, however, that the prevailing party shall be entitled to an award for actual damages, attorneys' fees, and accountants' and other experts’ fees it incurred in the arbitration proceeding.

(e)           The exclusive venue for any mediation, arbitration or court action shall be Rhode Island.  Each of the Parties hereby submits to the personal jurisdiction of said Rhode Island tribunals and waives any right to claim lack of personal jurisdiction over such party.

9.           Succession.  Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective Parties hereto.

Exhibit 10.13 - Page - 54

10.           Confidentiality.  The Parties shall enter into mutually binding confidentiality agreements in forms reasonably acceptable to each Party.

11.           Entire Agreement.  This document constitutes the entire agreement between the Parties (except for any nondisclosure or confidentiality agreements, and the collaboration and distribution agreements, between or among the Parties, which shall remain in full force and effect), all oral agreements being merged herein, and supersedes all prior representations.  Except for nondisclosure or confidentiality and other agreements referenced above, there are no representations, agreements, arrangements or understandings, oral or written, between or among the Parties relating to the subject matter of this Agreement that are not fully expressed herein.

12.           Amendment.  The provisions of this Agreement may be modified at any time by agreement of the Parties.  Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the Parties against whom enforcement of the modification or discharge is sought.

13.           Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the Party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving Party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

14.           Nonassignability.  Neither Party shall assign, delegate or transfer any of its rights or obligations under this Agreement to any third party without the express written consent of the other Party.  In no event shall any license or this Agreement be assigned, delegated or transferred to a competitor of either Party. Neither Party may assign, delegate, subcontract or otherwise transfer this Agreement or any right or obligation under this Agreement without the prior written consent of the other Party.

15.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

16.           Indemnification.  The Parties hereto agree to defend, indemnify and hold each other harmless from and against any and all liabilities, losses, product liability claims, damages, costs or expenses (including attorneys’ fees) of any kind (“Claims”) which either Party may hereafter suffer or be required to pay arising from the performance or non-performance by either Party of any act relating to this Agreement or the sale or marketing of the licensed products, technology, or services including, but not by way of limitation, Claims for property damage or personal injury, wrongful death Claims, product liability Claims, the use of false and misleading advertising, or the failure to possess or maintain any of the federal, state or local licenses or permits required under applicable United States, Cambodian or other laws.

Exhibit 10.13 - Page - 55

17.           Counterparts; Facsimile or Email Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.  The Parties may sign this Agreement in their respective cities and exchange signature pages by facsimile or email.  Such facsimile or email signatures shall be deemed originals and shall have the same effect as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

GETS:

Global Environmental Technology Services, LLC

/s/ Doug Lacy
_________________________________________________________
Doug Lacy, President, authorized signatory

THERMOFORTE:
Thermoforte Green, LLC

/s/ Angelo A. Scola
________________________________________________________
Angelo A. Scola, President, Managing Member, authorized signatory

Exhibit 10.13 - Page - 56

ASSIGNMENT OF CONTRACT AGREEMENT

THIS ASSIGNMENT OF CONTRACT AGREEMENT (the "Agreement") is made an entered into, and is effective as of this 1st day of September, 2011, between Thermoforte Green, LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter referred to as "Assignor"), and IBA Green, Inc., a Delaware corporation ("IBA Green"), and Global Environmental Technology Services, LLC (hereinafter "GETS").

RECITALS

WHERAS, The Assignor, to wit: Thermoforte Green, LLC, previously entered into a Business and Licensing Agreement with the GETS, such agreement executed on September 1, 2011, and such agreement incorporated herein by this reference (herein referred to as the "Referenced Agreement"); and

WHERAS, the Referenced Agreement between the GETS and Assignor provided it be binding on any successor or assign of Assignor, and Assignor and IBA Green acknowledge and agree that IBA Green is such a successor or assign of Assignor as agreed to in the Referenced Agreement; and

WHERAS, the Parties hereto enter into this Assignment Agreement whereby the Referenced Agreement shall be assigned and ratified by IBA Green, and IBA Green shall replace the Assignor in such Referenced Agreement and be bound by the terms thereof.

NOW THEREFORE IT IS AGREED, in consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

ARTICLE I

ASSIGNMENT OF BUSSINESS AND LICENSING AGREEMENT
The Assignor hereby assigns to IBA Green all rights, duties, obligations, and interest in the Business and Licensing Agreement between Assignor and GETS dated September 1, 2011, and agree such Referenced Agreement is hereby incorporated into this Agreement as if fully referenced herein.

IBA Green hereby acknowledges and agrees to the assignment of the Business and Licensing Agreement between Assignor and the GETS dated September 1, 2011, and acknowledges and agrees that by this Agreement IBA Green shall replace the Assignor in such Referenced Agreement and be bound by the terms thereof.

GETS hereby acknowledges and agrees to the assignment of the Business and Licensing Agreement between Assignor and GETS dated September 1, 2011, and acknowledges and agrees that by this Agreement IBA Green shall replace the Assignor in such Referenced Agreement and be bound by the terms thereof.

ARTICLE II

ACKNOWLEDGEMENT OF ASSIGNOR AND IBA GREEN
The Assignor and IBA Green acknowledge such Referenced Agreement provides that it be binding on any successor or assign of Assignor, and Assignor and IBA Green acknowledge and agree that IBA Green is such a successor or assign of Assignor as agreed to in the Referenced Agreement.

Exhibit 10.13 - Page - 57

ARTICLE III

CONSIDERATION
The parties hereto acknowledge and agree that concurrent with the assignment of this Referenced Agreement, the Parties have exchanged good and valuable consideration of $1.00, and such consideration is sufficient and acceptable to all parties herein. The Parties further agree that no further consideration or exchange of value is necessary to bind the Parties to this Agreement.

ARTICLE IV

COOPERATION OF ASSIGNOR
The Assignor agree to execute any and all papers, documents or other instruments which may be found necessary or desirable to effect the assignment of this Referenced Agreement to IBA Green.

ARTICLE V

BINDING EFFECT
This agreement shall bind and apply to the successors and assigns of the Assignor and IBA Green, and may inure to the benefit of, may be transferable to, and be binding upon the successors and assigns of the GETS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ASSIGNOR:

Thermoforte Green, LLC

/s/ Angelo A. Scola

Angelo A. Scola, Managing Member, authorized signatory

IBA GREEN:

IBA Green, Inc.

/s/ Angelo A. Scola

Angelo A. Scola, President and CEO/Director, authorized signatory

GETS:

Global Environmental Technology Services, LLC

/s/ Doug Lacy

Doug Lacy, President, authorized signatory

Exhibit 10.13 - Page - 58